FOR IMMEDIATE RELEASE
For Further Information
Contact:  Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203/853-4321


              TRANS-LUX REPORTS FOURTH QUARTER AND ANNUAL RESULTS

NORWALK, CT, April 17, 2006 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and operator of cinemas, today reported financial results for the fourth quarter and year ended December 31, 2005. Trans-Lux President and Co-Chief Executive Officer Michael
R. Mulcahy made the announcement.

Year Ended December 31, 2005
Revenues for 2005 totaled $54.4 million, compared with $52.6 million in 2004. The loss from continuing and total operations was $1.8 million (-$1.42 per share), compared with income of $412,000 ($0.33 per share) from continuing operations and $539,000 ($0.43 per share) from total operations in the prior year, which prior year net income was primarily due to the gain on the sale/leaseback of the Company's Norwalk, Connecticut, property recorded in 2004. Cash flow, as defined by EBITDA, was strong at $10.8 million, compared with $14.4 million in 2004, which prior year results were, again, primarily due to such gain on the sale/leaseback of the Company's Connecticut property.

"In 2005, the Company focused on long-term goals to streamline operations, forge into new markets and keep costs low," said Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer. "Continued cost-cutting measures, debt management and sound cash

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Trans-Lux / 2

availability position the Company for growth in the short-term with an eye to the future, despite year-end results that reflected a loss. Business development efforts in other markets helped to offset the downturn in the financial services market, and new sales continued to improve."

Fourth Quarter 2005
Trans-Lux reported fourth quarter revenues of $13.9 million, up slightly from $13.1 million in 2004. There was a net loss for the quarter of $981,000 (-$0.78 per share), compared with a net loss of $417,000 (-$0.33 per share) in the fourth quarter of 2004. The Company reported cash flow, as defined by EBITDA, at $2.0 million for the quarter, compared with $3.0 million during the same period in 2004. The 2005 fourth quarter was negatively affected by an adjustment to inventory and higher field service costs in relation to the revenue generated from the lease base portfolio.

Entertainment/Real Estate
The Entertainment/Real Estate division provided a bright performance for the Company in 2005. Box office sales remained ahead of industry trends, although slightly behind last year. High grossing films included Star Wars: Episode III
- Revenge of the Sith, Harry Potter and the Goblet of Fire, War of the Worlds, Chronicles of Narnia: The Lion, the Witch and the Wardrobe and Charlie and the Chocolate Factory.

The Company also expanded its theatre chain in the Mountain states during the year. This included the addition of two new screens in Dillon, Colorado, the purchase of land in Silver City, New Mexico, to build a new multi-plex theatre and the completion of a new 14-plex theatre through its joint venture in Loveland, Colorado. The joint venture recorded an impairment loss in the fourth quarter on the sale of the old theatre building that contributed to the year-end results that reflected a loss.

Display Division
The Company's joint supplier agreement with a leading provider of display solutions for professional/collegiate sports and commercial markets elevated

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Trans-Lux / 3

sales for the Outdoor Display division in 2005. Notable sports sales in the fourth quarter included scoring and matrix equipment for Memorial Coliseum at the University of Kentucky and an order from Hope College in Holland, Michigan, for a four-sided, center-hung scoreboard and scoring system, which included amber LED CaptiVueT Sports displays. In the fourth quarter, Trans-Lux also continued to secure orders for LED CaptiVue message centers and LED electronic Fuel Price Changer displays.

The Indoor Division benefited from new work in the transportation and retail markets, which helped offset the continued sluggishness in the financial services market. The Indoor division received additional orders from a large national sports bar chain as part of a national rollout program of LED Jetr electronic ticker and DataWallr displays, and additional orders from a major food retailer for a regional rollout program of in-store promotional displays. The Company continued to receive orders for DataWall and VisionWriterr displays for pharmacy waiting room applications as well. The Company also obtained additional new orders for displays for various business school applications throughout the year.

The Indoor Display division also secured new business internationally in 2005, including orders in Canada and various locations in Asia and South Africa. In the fourth quarter, the Indoor division secured follow-up orders from several financial exchanges in India, as well as its first order for an LED CaptiVue outdoor ticker display for a major bank in Egypt. In the U.S., the Company secured several orders for trading display systems, including DataWall, LED Jet and plasma displays, for firms in various segments of the financial services industry.

Although sales to the gaming sector were softer in 2005 than in past years due to the cyclical nature of projects within the industry, the Company secured an order from the Cannery Hotel & Casino in Las Vegas for a sports book display system during the fourth quarter, following several orders for sports book systems and gaming displays throughout the earlier portion of the year.

About Trans-Lux
Trans-Lux is a full-service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920,

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Trans-Lux / 4

Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States. For more information, please visit our web site at www.trans-lux.com.

(Table of Operations attached)

                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.


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Trans-Lux / 5

                                         TRANS-LUX CORPORATION

                                          TABLE OF OPERATIONS
                                              (Unaudited)
<CAPTIONS>
                                                            THREE MONTHS ENDED             YEAR ENDED
                                                               DECEMBER 31                DECEMBER 31
                                                           ----------------------------------------------

(In thousands, except per share data)                          2005       2004           2005       2004
                                                           ----------------------------------------------
Revenues                                                    $13,899    $13,073        $54,368    $52,579

Net income (loss):
  Income from continuing operations                            (981)      (417)        (1,793)       412
  Income from discontinued operation (1)                          -          -              -        127
                                                            ---------------------------------------------
Net income (loss)                                              (981)      (417)        (1,793)       539

Calculation of EBITDA - add:
  Interest expense, net                                       1,020      1,022          3,872      3,731
  Provision (benefit) for income taxes                         (467)      (171)          (963)       427
  Depreciation and amortization                               2,456      2,594          9,685      9,852
  Effect of discontinued operation (1)                            -          -              -       (170)
                                                            ---------------------------------------------
EBITDA (2)                                                  $ 2,028    $ 3,028        $10,801    $14,379
                                                            =============================================


Earnings (loss) per share - continuing operations:
  Basic                                                      ($0.78)    ($0.33)        ($1.42)     $0.33
  Diluted                                                    ($0.78)    ($0.33)        ($1.42)     $0.33

Earnings per share - discontinued operation:
  Basic                                                       $   -      $   -          $   -      $0.10
  Diluted                                                     $   -      $   -          $   -      $0.03

Total earnings (loss) per share:
  Basic                                                      ($0.78)    ($0.33)        ($1.42)     $0.43
  Diluted                                                    ($0.78)    ($0.33)        ($1.42)     $0.43

Average common shares outstanding:
  Basic                                                       1,260      1,261          1,261      1,261
  Diluted                                                     1,260      1,261          1,261      3,932

(1) Discontinued operation represents the Australian subsid ary, which was sold in April 2004.

(2) EBITDA is defined as earnings before effect of interest  income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepa ed in accordance with generally accepted accounting principles or as a measure of a company's pr fitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly ti led measures reported by other companies.